SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 4, 2007

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11914	85-0404134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Washington Avenue, Suite 302
Santa Fe, New Mexico	87501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (505) 989-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 4, 2007, Thornburg Mortgage, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) under Rule 424(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”) a prospectus supplement (the “Prospectus Supplement”) to the prospectus contained in its registration statement on Form S-3 (SEC No. 333-125125) containing information regarding recent developments in the mortgage market and their effect on the Company. The Company wishes to incorporate by reference the information below, most of which was included in the Prospectus Supplement, into its registration statement on Form S-3 (SEC No. 333-128389) and the prospectus contained therein filed with the SEC pursuant to the Securities Act. Unless otherwise indicated or the context otherwise requires, all references below to “we,” “us,” or the “Company” refer to Thornburg Mortgage, Inc. and its subsidiaries.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields available for purchase on adjustable and variable rate mortgage assets, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage securities, our ability to obtain financing, the terms of any financing that we do obtain and other risk factors discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Recent Developments

In early August 2007, the secondary market for financing prime quality mortgage assets and rated mortgage-backed securities (“MBS”) came under severe pressure for a number of reasons. During 2007, lower credit quality loans and securities backed by subprime mortgage loans and, to a lesser extent, Alt-A mortgage loans were downgraded by ratings agencies as the credit performance of the underlying loans deteriorated and, as a result, the prices of securities backed by those loans declined. In late July and early August, concerns were fueled among mortgage investors owning MBS as a result of (i) suggestions by mortgage originators that credit problems were beginning to appear in their prime mortgage loan portfolios, (ii) bankruptcy filings of some mortgage lenders, and (iii) public announcements by several large mortgage originators that they were planning to cease lending in the prime jumbo segment of the mortgage market because of a lack of ability to sell those mortgages in the secondary market. In response to these market events and the concerns that they created among mortgage investors, market prices of private-label MBS backed by prime mortgage loans suddenly and unexpectedly began to decline despite falling interest rates and investors in mortgage securities and loans backed by high quality mortgages rapidly curtailed their purchases of mortgage loans and securities in the secondary mortgage market. Further affecting our liquidity situation was the fact that investors began to buy Treasury securities as a “safe haven” for investing, pushing down Treasury securities yields and interest rate swap yields. Since we had a substantial hedging position in interest rate swap agreements, our liquidity was also adversely affected by the decline in the value of these hedging instruments.

The secondary market for financing and selling mortgage assets operates through several channels. One channel is the market for securities backed by mortgage loan collateral. The deterioration in this asset-backed market was precipitated, in part, by a series of rating agency downgrades in the non-prime segment of this market in 2007. This led first to a decline in the issuance of new MBS and, shortly thereafter, a complete halt in the issuance of securities backed by lower credit quality loan collateral. To sell these MBS or effect financings, the interest rates on these mortgage securities had to be increased. Most traditional buyers, however, were suddenly unwilling to buy at any price regardless of the quality of the underlying loans. We had regularly issued asset-backed securities backed by our own originated high quality mortgage loans in order to permanently finance our mortgage loans and had done so as recently as July 31, 2007, but were suddenly unable to finance loans in this fashion.

A second channel for financing mortgage loans and mortgage securities is the commercial paper market which involves rolling short-term borrowing secured by MBS or other mortgage assets. A number of Alt-A lenders and subprime lenders that had been using the commercial paper market to fund their loans and securities went out of business or declared bankruptcy in 2007. As many of these commercial paper issuers ran into their own financing difficulties, they exercised extendable maturity features instead of paying off maturing amounts on their commercial paper. As a result, commercial paper investors stopped investing in mortgage-backed commercial paper with extendable maturities. As an issuer of commercial paper with an extendable maturity feature, we were unable to continue rolling over our maturing commercial paper as a result of the general disruption in the commercial paper market. To date, we have paid all of our commercial paper at maturity in part from sales of assets and in part from a transfer of collateral to reverse repurchase agreements. However, we are not currently able to issue new commercial paper as that market is still not functioning.

With two readily available sources of loan and securities financing suddenly not available, we turned to the reverse repurchase agreement market as another source of balance sheet funding. There was, however, an increased demand for reverse repurchase agreement financing as others also sought financing in this market. The financing requests appeared greater than the amount of financing that reverse repurchase agreement dealers could provide, leading dealers to limit the financing they were willing to make available. Declining MBS prices compounded the problem and many borrowers in the reverse repurchase agreement market did not have enough liquidity to meet their margin requirements. As a result, they were forced to sell their loan or securities collateral. As mortgage securities were sold, prices declined further and trading activity in the secondary market for mortgage assets diminished, which triggered more margin calls by reverse repurchase agreement dealers. Further, because of the decline in trading activity, many dealers found it increasingly difficult to sell securities in the market. Some dealers began to increase their margin requirements at the same time that prices were falling. This further fueled the acceleration of collateral liquidations, leading to further declines in mortgage securities prices. As a result, the reverse repurchase agreement market, while functioning, is no longer functioning as it had prior to these events. In spite of these market stresses, we have retained some of our ability to borrow in the reverse repurchase agreement market in part because we have reduced the size of our reverse repurchase agreement borrowings and in part because we have satisfied the margin requirements of our current reverse repurchase counterparties.

Another vehicle that we use to finance our mortgage assets is the warehouse lending market. Warehouse financing lines are temporary financing facilities in which loans are aggregated pending permanent financing, which is usually achieved through some form of securitization transaction. To date, we continue to be able to finance our loans on our warehouse lines and have been able to add small amounts of new or previously funded loans to those facilities. We believe that we have several securitization options available to us, which may include the issuance of a collateralized mortgage debt obligation, the creation of a pass-through securitization that would be financed in the reverse repurchase agreement market, or the sale of those securitized loans, that will enable us to pay off our warehouse lenders and allow us to continue to fund and warehouse new loans.

These significant disruptions in our sources of secondary market financing, continued declines in the market value of our securities portfolio, and increases in margin requirements have adversely reduced our cash and liquidity and led to the actions described below.

On August 14, 2007, we announced that our Board of Directors had rescheduled the payment date of our previously declared second quarter Common Stock dividend of $0.68 per share to September 17, 2007. The dividend was originally scheduled to be paid on August 15, 2007 to shareholders of record on August 3, 2007. The Board of Directors took this action in response to the recent significant disruptions in the mortgage market described above which resulted in the sudden and unprecedented decline in the market prices of our AAA-rated mortgage securities that began on August 9, 2007 and subsequent increase in margin calls related to our reverse repurchase agreement financings on those securities, coincident with decreased value on our hedging instruments due to falling interest rate swap rates, which also had to be collateralized. Under normal market conditions, mortgage asset prices would rise in periods when interest rates fall, helping to offset the value decline in our hedging instruments. In light of these market disruptions, the Board of Directors determined that preserving cash would be more beneficial for our shareholders than would paying the dividend on the originally scheduled payment date.

On August 20, 2007, we announced that we had undertaken the following actions in order to stabilize our financing needs (All amounts are estimated as of August 17, 2007 and do not reflect certain normal recurring adjustments for the period from August 1, 2007 to August 17, 2007. We do not believe that the amounts are likely to be material to the information presented below.):

•	the sale of approximately $20.5 billion of primarily AAA-rated MBS; and

•	the termination of approximately $41.1 billion of interest rate hedging instruments.

The sale of MBS resulted in the reduction of (i) our mortgage asset portfolio from $56.4 billion at June 30, 2007 to approximately $36.4 billion at August 17, 2007, (ii) our reverse repurchase agreement and commercial paper borrowings from $32.9 billion at June 30, 2007 to approximately $12.4 billion at August 17, 2007, (iii) our total borrowings from $54.5 billion at June 30, 2007 to approximately $34.8 billion at August 17, 2007, and (iv) our unencumbered assets from $1.6 billion at June 30, 2007 to approximately $819 million at August 17, 2007. Our mortgage asset portfolio at August 17, 2007 consisted of the following: (i) approximately $10.6 billion of adjustable rate mortgage (“ARM”) securities, (ii) approximately $810 million of purchased securitized loans, (iii) approximately $2.5 billion of ARM loans securitized by the Company, (iv) approximately $20.7 billion of ARM loans collateralizing debt, and (v) approximately $1.7 billion of ARM loans held for securitization. Our operating debt at August 17, 2007, consisted of the following: (i) approximately $9.1 billion of reverse repurchase agreements; (ii) approximately $3.3 billion of asset-backed commercial paper, (iii) approximately $20.3 billion of collateralized mortgage debt, and (iv) approximately $1.5 billion of whole loan financing. Our shareholders’ equity at August 17, 2007 consisted of (i) approximately $330 million of preferred stock and (ii) approximately $1.5 billion of Common Stock, paid-in capital, accumulated other comprehensive loss and accumulated deficit. At August 17, 2007, (i) our debt/equity ratio was approximately 18.5 times, (ii) our weighted average coupon was approximately 5.82%, (iii) our weighted average cost of funds was approximately 5.01%, (iv) the difference between the interest rates on our mortgage assets and our cost of funds, which excludes any premium amortization, was approximately 0.81% as compared to 0.61% at June 30, 2007, and (v) the unamortized cost basis at which we held our ARM assets was approximately 100.74%. Notably, the difference between the interest rate on our mortgage assets and our cost of funds increased by 0.20% between June 30, 2007 and August 17, 2007 because the majority of assets sold had a lower interest rate than the average in our portfolio. The increased spread is expected to result in a higher rate of return on the reduced portfolio.

Because of these actions, we estimate that we will realize an aggregate approximate loss of $863 million, considered a capital loss for tax purposes, as a result of mortgage securities sales for the quarter ending September 30, 2007. This market value loss is considered to be an estimate and is likely to be further revised between now and the end of the quarter as additional information is received related to some asset sales that were undertaken by some of our reverse repurchase agreement counterparties. A majority of the $700 million that was already reflected as an accumulated comprehensive loss on our consolidated balance sheet at June 30, 2007 relates to the estimated loss of $863 million. Further, as a result of the termination of our interest rate hedging instruments, we realized a net gain of approximately $5 million, the majority of which will be recorded in other comprehensive income and amortized over the remaining life of those hedging instruments as required by FAS 133. Unrealized gains on hedging instruments included in accumulated comprehensive loss at June 30, 2007 totaled $315 million. Despite the significant reduction in our hedge position, we calculate that the Net Effective Duration of our hybrid ARM portfolio currently exceeds one year, which is outside our permitted policy of having a Net Effective Duration of one year or less. The definition of Net Effective Duration has the same meaning as that found in the Glossary beginning on page 64 of our Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 8, 2007. Given our current Net Effective Duration position, we would benefit if short-term interest rates were to fall and we would be negatively affected if short-term interest rates were to rise. Once our liquidity has stabilized, we expect to add additional hedging instruments to our portfolio in order to reduce our current Net Effective Duration to within our permitted policy. In addition, the asset sales will have a material impact on our earnings in the current quarter and for the balance of the year.

Our book value is estimated to be $12.61 as of August 17, 2007, which includes an estimated unrealized market value loss on our remaining mortgage securities portfolio of $2.42 per share reflected as an accumulated comprehensive loss, compared to $14.28 per share estimated as of August 13, 2007, and $19.38 per share as of June 30, 2007. The further decline in book value is reflective of the continued mortgage market deterioration as well as the market impact of our sale activities, not a change in the credit quality of our mortgage assets. At present, 93.7% of our real estate assets are rated AA or AAA and our 60-day plus delinquent loans increased by only 2 basis points between June 30, 2007 and July 31, 2007, to 0.23% from 0.21%, or 79 delinquent loans out of approximately 38,000 loans in our portfolio. In addition, we believe the weighted average FICO of our ARM loan portfolio of 744 and the weighted average effective original loan-to-value of 67.1% as of June 30, 2007 have not changed materially as of August 17, 2007.

Our ability to continue to fund loans for our existing customers and lending partners has also been adversely affected as a result of disruptions in the secondary market for financing loans and our liquidity situation. Our loan fundings over the past several weeks have declined significantly, and we have currently delayed the funding of approximately $231.6 million of loans for our customers and lending partners pending stabilization of our liquidity position. Additionally, in order to minimize any potential consumer liability related to accepting loan locks and then not being able to fund such locks, we have temporarily suspended accepting new locks. We review our lock situation on a daily basis.

To qualify as a REIT for U.S. federal income tax purposes, we must meet two gross income tests on an annual basis. First, we must derive at least 75% of our gross income on an annual basis from certain real estate-related sources including interest on obligations secured by real property. Second, we must derive at least 95% of our gross income each year from such real estate-related sources, and other types of passive income, including dividends, interest and gains from the sale of stock or other financial instruments not held for sale in the ordinary course of business. Income we earn with respect to certain REIT qualified hedging transactions is excluded for purposes of determining our compliance with the 95% gross income test, while income earned with respect to certain other nonqualified hedging transactions is treated as nonqualifying income for purposes of the 95% gross income test. As a result of the termination of certain of our hedging instruments as described above, we recognized a significant amount of hedging income which will be nonqualifying for purposes of the 95% gross income test. In addition, the sale of a significant portion of our MBS portfolio will result in a decrease to our total qualifying 95% gross income for this year. In order to mitigate the amount of income which does not qualify for the 95% annual gross income test, we intend to transfer to a taxable REIT subsidiary, or “TRS,” certain hedging instruments currently producing nonqualifying income for purposes of the 95% gross income test.

We currently project that we will satisfy the 95% gross income test for 2007 by a narrow margin. We may, however, be forced to sell additional assets or terminate additional hedging transactions to meet liquidity needs and avoid interest rate exposure given the uncertainty in the mortgage market. Any such actions, or delays in transferring certain hedging instruments to a TRS, could adversely affect our ability to meet the 95% gross income test for 2007. Accordingly, there is no assurance that the results of our operations for the current taxable year will allow us to satisfy the 95% gross income test. If we were to fail the 95% gross income test, we could be liable for a penalty tax or fail to maintain our qualification as a REIT, depending on whether the failure was determined to be based on reasonable cause. Payment of a penalty tax would reduce our cash available for distribution to our shareholders. If we were unable to maintain our qualification as a REIT, our income would be subject to U.S. federal income taxation, which would have a material adverse effect on our results of operations.

Developments Since August 17, 2007

Since August 17, 2007, the following additional developments relating to our Company have transpired:

Since announcing on August 20, 2007 an aggregate approximate loss of $930 million for the third quarter resulting from the sale of approximately $20.5 billion of primarily AAA-rated MBS, we have been able to recover approximately $67 million related to asset sales that were undertaken by some of our reverse repurchase agreement counterparties. We expect that these recoveries will enable us to reduce the amount of our estimated loss by the amount of the recoveries. We believe that there may be additional recoveries, which could further decrease our estimated aggregate loss. However, there can be no assurance that we will realize any such additional recoveries. Our estimated loss is likely to be further revised between now and the end of the quarter as additional information is received related to certain asset sales that were undertaken by some of our reverse purchase agreement counterparties.

On August 20, 2007, we also announced that as a result of the termination of approximately $41.1 billion of interest rate hedging instruments, we realized a net gain of approximately $40 million. Since that time, we have determined that we terminated approximately $43.8 billion of interest rate hedging agreements, and that we realized a net gain of approximately $5 million.

We also began funding existing pipeline loans as of August 17, 2007, and expect that our loan lock desk will be able to begin locking loans for clients and accepting jumbo ARM applications in the near future. However, if market conditions do not improve and we are unable to secure additional long-term capital or short-term financing, we may not be able to continue funding existing pipeline loans or reopen our loan lock desk.

On August 30, 2007, we announced that we had priced an underwritten public offering of 20,000,000 shares of our 10% Series F Cumulative Convertible Redeemable Preferred Stock (“Series F Preferred Stock”) at $25.00 per share. We granted the underwriter a 30-day option to purchase 3,000,000 additional shares of Series F Preferred Stock. The offering is expected to close on September 7, 2007. On August 31, 2007, we completed a collateralized mortgage debt transaction collateralized by $1.44 billion of our prime hybrid ARM loans. We used the proceeds to reduce our borrowings under our ARM loan warehouse financing lines by approximately $1.37 billion.

Liquidity

Unfortunately, the secondary mortgage market continues to be in a constant state of change, and our cash and liquidity situation changes daily. We continue to pursue strategies intended to improve our cash and liquidity needs in order to continue to operate through this environment, but there is a risk that a recovery in the mortgage market will not occur or will be substantially delayed. We may become subject to additional margin calls on our remaining outstanding indebtedness or encounter difficulties in refunding our existing reverse repurchase agreements as they mature. If market conditions do not improve and we are unable to secure additional long-term capital, or secure short-term financing through reverse repurchase agreements, commercial paper or other alternative short-term financing, then we may have to continue selling assets, including our own securitized assets, which could result in the recognition of additional losses that are currently reflected in our GAAP book value or other comprehensive income. Further, at September 30, 2007, we will be in violation of our covenants in our warehouse financing agreements related to our profitability over the prior four quarters. Our current warehouse lenders are currently aware of this situation and are continuing to finance loans on the warehouse lines. The Company intends to obtain waivers from these lenders. However, if the warehouse lenders were to decide to cease financing our unsecuritized loans, we would likely have to curtail new loan fundings until such time as we could re-establish warehouse facilities. In addition, we may need to extend the period that we refrain from funding additional mortgage loans. Notwithstanding the above, given that approximately 56.9% of our mortgage assets at August 17, 2007 were permanently funded by previously issued collateralized mortgage debt which is not subject to margin calls and that mortgage prices seem to be stabilizing, we expect to able to weather this difficult market environment.

Litigation

On August 21, 2007, a complaint, or the “Original Complaint,” for a securities class action entitled Slater v. Thornburg, et al. was filed in the United States District Court for the District of New Mexico against the Company and certain of our officers and directors. The Original Complaint alleges that we and the other named defendants violated federal securities laws by issuing false and misleading statements in financial reports filed with the SEC, press releases and other public statements, which resulted in artificially inflated market prices of our Common Stock, and that the named plaintiff and the members of the putative class purchased Common Stock at these artificially inflated market prices between October 6, 2005 and August 17, 2007. The Original Complaint seeks unspecified money damages in favor of the putative class of purchasers of our securities, the costs and expenses of the action and other relief that may be granted by the court.

On August 24, 2007, a shareholder derivative complaint, or the “Derivative Complaint,” entitled Donio v. Thornburg, et al. was filed in the First Judicial District of New Mexico (Santa Fe County). The Derivative Complaint alleges that certain of our officers and directors violated state law, breached their fiduciary duties, and were unjustly enriched, during the period between October 2005 and the date of filing of the complaint, resulting in substantial monetary losses and other damages to the Company. The Derivative Complaint seeks unspecified money damages, the costs and expenses of the action, changes in corporate governance and internal procedures and other relief that may be granted by the court.

We anticipate that actions similar to the abovementioned actions may be filed in the future. We believe that the allegations in the abovementioned complaints are without merit and we intend to defend against these allegations vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: September 6, 2007	By:	/S/ LARRY A. GOLDSTONE
	Name:	Larry A. Goldstone
	Title:	President and Chief Operating Officer